Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Republic Bancshares of Texas, Inc.:

We consent to the incorporation by reference in Registration Statements Nos. 333-70456 and 333-70458 on Form S-8 of Republic Bancshares of Texas, Inc. of our report dated February 25, 2005, with respect to the consolidated balance sheets of Republic Bancshares of Texas, Inc. and subsidiaries as of December 31, 2004 and 2003, and the related consolidated statements of income, changes in shareholders’ equity, and cash flows for the years then ended, which report appears in the December 31, 2004 annual report on Form 10-KSB of Republic Bancshares of Texas, Inc..

KPMG LLP

Houston, Texas

March 15, 2005